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                                 Exhibit 23.01

                       CONSENT OF INDEPENDENT ACCOUNTANT

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-2 of our report dated November 20, 1998 relating to the financial statements, which appears in the Annual Report to Shareholders of Metropolitan Mortgage & Securities Co., Inc. for the year ended September 30, 1998 and our report dated November 20, 1998 relating to the financial statement schedules, which appears in Metropolitan Mortgage & Securities Co., Inc.'s Annual Report on Form 10-K for the year ended September 30, 1998. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP


Spokane, Washington
October 7, 1999